Exhibit 23.1

Independent Accountants’ Consent

To the Board of Directors and Member of

Citigroup Managed Futures LLC:

We consent to the use of our report dated October 15, 2003, with respect to the financial statements of Citigroup Diversified Futures Fund L.P. as of September 30, 2003, our report dated March 14, 2003, with respect to the statement of financial condition of Citigroup Diversified Futures Fund L.P. as of December 31, 2002 and our report dated March 14, 2003, with respect to the statement of financial condition of Citigroup Managed Futures LLC (formerly Smith Barney Futures Management LLC) as of December 31, 2002, each of which is included in the Registration Statement dated October 29, 2003 on Form S-1 of the Citigroup Diversified Futures Fund L.P. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

New York, New York

October 29, 2003